Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 22nd day of February, 2007 by and between INTERSEARCH GROUP, INC., a Florida corporation (the “Company”), and GARY W. BOGATAY, JR. (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to assure itself of the Employee’s continued employment in an Employee capacity; and

WHEREAS, the Employee desires to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company shall employ the Employee during the Term (as hereinafter defined) as the Chief Financial Officer of the Company, in such management capacities as may be assigned, from time to time, by the Company. The Employee accepts such employment and agrees to devote his best efforts and entire business time, skill, labor and attention to the performance of such duties. In addition, the Employee agrees to serve without additional compensation if elected or appointed to any additional office or position, including as a director, of the Company or any subsidiary or affiliate of the Company. The Company and the Employee hereby agree that the Employment Agreement, dated December 10, 2004, previously entered into between Company and the Employee is hereby terminated in its entirety and that the Employee hereby waives and releases any and all rights, entitlements, claims, causes of action, compensation, or benefits of any sort arising under such previous employment agreement, other than base salary which may have accrued thereunder and not been paid to the Employee as of the date of this Agreement.

2. Term. Subject to the terms and conditions of this Agreement, including but not limited to the provisions for termination set forth in Section 5 hereof, the employment of the Employee under this Agreement shall commence as of January 1, 2007 and shall continue through and including the close of business on the first annual anniversary date thereof (such term shall herein be defined as the “Term”); provided, however, that this Agreement shall automatically renew for successive one (1) year terms unless and until terminated earlier pursuant to Section 5 hereof or until either party provides the other notice of nonrenewal at least thirty (30) days prior to the expiration of any term. If at any time the Company provides the Employee with a notice of nonrenewal, the Company shall be liable for all monies and benefits due through the remainder of the term of the Agreement and the Employee shall be considered to have been terminated under Section 5(d) of this Agreement as of the last day of the Employee’s employment.

3. Compensation.

a. Base Salary and Bonus. As compensation for the Employee’s services under this Agreement, the Employee shall receive, and the Company shall pay, a base salary of Two Hundred Thousand and No/100 Dollars ($200,000.00) per year (the “Base Salary”). The Base Salary may be increased, but not decreased, during the Term, in the Board of Directors’ discretion, based upon the Employee’s performance and any other factors the Board of Directors deems relevant. The Base Salary shall be payable in accordance with the policy then prevailing for the Company’s Employees. In addition, the Employee shall be entitled to participate in and receive payments from all other bonus and other incentive compensation plans as may be adopted by the Company on the same basis as other Employee officers of the Company. Notwithstanding the date of this Agreement, the base salary and bonus eligibility provided in this Section 3(a) and the benefits provided in Section 3(d) hereof will be effective as of January 1, 2007, with any retroactive salary amount being payable by the Company within a reasonable period of time following the execution of this Agreement.

b. Option Grant. In addition to the foregoing, the Company shall, on the date hereof, grant to the Employee an option to purchase up to 250,000 shares of the common stock of the Company, which option shall be issued in accordance with the terms of the Company’s 2005 Equity Incentive Plan (the “Plan”) and related standard form of incentive stock option agreement. The exercise price of the option shall be the Fair Market Value of the Stock, as such terms are defined in the Plan. The option shall vest over a four year period according to the Company’s standard vesting schedule, with the initial 25% of the option vesting one year from the grant date and the remainder of the option vesting monthly until fully vested.

c. Payments. All amounts paid pursuant to this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, Federal income tax, state and local income tax, if any, and comparable laws and regulations.

d. Other Benefits. The Employee shall be reimbursed by the Company for all reasonable and customary travel and other business expenses incurred by the Employee in the performance of the Employee’s duties hereunder in accordance with the Company’s standard policy regarding expense verification practices. The Employee shall be entitled to that number of weeks paid vacation per year that is available to other Employee officers of the Company in accordance with the Company’s standard policy regarding vacations, and shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other employee benefits plans, if any, which the Company may from time to time make available to its Employee officers generally.

4. Proprietary Information and Invention Assignment Agreement.

a. The Employee Proprietary Information and Invention Assignment Agreement (the “Proprietary Information Agreement”) previously executed by the Employee shall continue in effect during the term of this Agreement. The Employee’s obligations under the Proprietary Information Agreement, including, without limitation, obligations with respect to confidential and proprietary information, assignment of inventions, treatment of Company property and non-solicitation shall survive any termination of this Agreement or of the Employee’s employment with the Company.

5. Termination.

a. Death. In the event of employee death during the term covered by this Agreement, the Employee’s employment and benefits shall terminate in accordance with Section 5(d) of this Agreement.

b. Disability. If, during the Term, the Employee becomes physically or mentally disabled in accordance with the terms and conditions of any disability insurance policy covering the Employee or, if due to such physical or mental disability, the Employee becomes unable for a period of more than six (6) consecutive months to perform his duties hereunder on substantially a full-time basis as determined by the Company in its sole reasonable discretion, the Company may, at its option, terminate the Employee’s employment hereunder in accordance with Section 5(d) of this Agreement upon the termination of the six (6) month period referenced in this Section 5(b).

c. Termination for Cause. The Company may terminate the Employee’s employment hereunder for Cause effective immediately upon notice. For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder: (i) if the Employee engages in conduct which has caused substantial and serious injury to the Company; (ii) if the Employee is convicted of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction; (iii) for the Employee’s repeated neglect of his duties hereunder or the Employee’s refusal to perform his duties or responsibilities hereunder, as determined by the Company’s Board of Directors in good faith; (iv) for the Employee’s violation of this Agreement or any other Agreement between the Employee and the Company; (v) chronic absenteeism; (vi) use of illegal drugs; (vii) insobriety by the Employee while performing his or her duties hereunder; (viii) any act of dishonesty or falsification of reports, records or information submitted by the Employee to the Company; (ix) Employee’s willful or reckless misconduct that causes material injury to the Company; and (x) the issuance of an injunction or other judicial relief against the Employee finding that the Employee has caused material injury to the Company and enjoining the Employee from causing further material injury to the Company. Prior to any termination for Cause by the Company of the Employee’s employment hereunder (other than for Cause which is not reasonably curable by the Employee), the Company shall provide the Employee with written notice of its intention so to terminate (the “Termination Notice”). The Termination Notice shall set forth in reasonable detail the grounds for the termination for Cause. The Employee shall have a period of thirty (30) days from the date of the receipt by the Employee of the Termination Notice, to remedy any act or omission of the Employee which constitutes the grounds for Cause hereunder. In the event of a termination of the Employee’s employment pursuant to this Section 5(c), the Company shall pay to the Employee, in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Company, an amount equal to two (2) weeks Base Salary.

d. Termination Without Cause. If Employee’s employment hereunder is terminated by the Company for any reason other than pursuant to Sections 5(c), then the Company shall pay the Employee, in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Company, the Severance Benefits. The “Severance Benefits” shall consist of:

(1) Payment of an amount equal to the total cash compensation, including Base Salary and any and all cash bonuses, paid to the Employee for services performed during the last completed fiscal year preceding his termination (“Cash Severance Compensation”), which amount shall be payable over the twelve (12)-month period subsequent to the termination in equal installments based on the Company’s regular payroll schedule and subject to applicable withholdings, provided however, that if the Lump Sum Date occurs prior to the payment in full of all installments of Cash Severance Compensation, then all remaining unpaid Cash Severance Compensation shall be paid on the Lump Sum Date. For purposes hereof, the “Lump Sum Date” shall mean the last pay day of the Company immediately before the fifteenth (15th) day of the third month after the end of the calendar year in which the termination occurs. For purposes of calculating Cash Severance Compensation, bonuses paid in arrears in January for services performed in the previous fiscal year are stipulated to be compensation for the year the services were performed.

(2) Continuation, at the cost of the Company, from the date of termination until the Lump Sum Date (or until the date on which the final payment of Cash Severance Compensation is made, if earlier than the Lump Sum Date), of the benefits for which the Employee is eligible and receiving on the date of termination, including, but not limited to, any pension, life insurance, health insurance, and other employee benefit plans, if any, which the Company may from time to time make available to its executive officers generally (but if the Company cannot continue to provide such benefits following termination under the terms of any applicable plan, law, rule, or regulation, then the Company will provide the substantial economic equivalent thereof, as determined by the Company in its reasonable discretion).

(3) Full accelerated vesting as of the date of termination of the Employee’s employment of any and all unvested stock options and any other equity awards granted to the Employee, and notwithstanding anything to the contrary set forth in any award agreement, certificate, or document granted to the Employee prior to the date hereof, the Employee shall have the continued right to exercise all vested stock options and other equity awards granted by the Company to the Employee for twelve (12) months following the date of termination of the Employee’s employment, but in no event beyond the earlier of (i) the original expiration or termination date of the options or equity awards or (ii) the day that immediately precedes the date on which the option or award would become deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended.

e. Voluntary Termination by the Employee. In the event of a termination of the Employee’s employment by the Employee prior to the end of the Term, all payments to the Employee hereunder shall immediately cease and terminate.

6. “Market Stand-Off” Agreement. The Employee hereby agrees that he shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any shares of stock of the Company then owned by the Employee for (i) up to 180 days following the date of the final prospectus in connection with an initial public offering by the Company and (ii) up to 90 days following the date of the final prospectus in connection with any registration statement of the Company filed under the Securities Act within twenty-four months (24) months of the closing date of an initial public offering by the Company; provided, however, that such agreement shall be applicable only to the registration statements of the Company that cover securities to be sold to the public in an underwritten offering but not to shares held by Employee sold pursuant to such registration statement. In addition, the Employee agrees to execute an agreement, in the lead underwriter’s standard form, reflecting the foregoing at the time of the underwritten offering. The provisions of this Section 6 shall be binding upon any transferee or assignee of any shares of stock owned by the Employee.

7. Notice. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by telecopier, facsimile transmission or other electronic means of transmitting written documents (as long as receipt is acknowledged) or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee, to the address set forth on the signature page

If to the Company:	222 Kearny Street; Suite 550
San Francisco, CA 94108
Attn: Frank J. McPartland

With a copy to:	Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, Florida 33602
Attn: Martin A. Traber

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

8. Miscellaneous. No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time. This Agreement is the entire agreement between the parties hereto with respect to the Employee’s employment by the Company and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Employee which are not set forth in this Agreement. Any prior agreement relating to the Employee’s employment with the Company is hereby superseded and void, and is no longer in effect. This Agreement shall be binding upon and inure to the benefit of the Company, its respective successors and assigns, and the Employee and his heirs, executors, administrators and legal representatives. Except as expressly set forth herein, no party shall assign any of his or its rights under this Agreement without the prior written consent of the other party and any attempted assignment without such prior written consent shall be null and void and without legal effect. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of California and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions. Each party to this Agreement (a) consents to the personal jurisdiction of the state and federal courts having jurisdiction in San Francisco, California, (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is San Francisco, California, for state court proceedings, and the Northern District of California, San Francisco Division, for federal district court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that San Francisco, California, or the Northern District of California, San Francisco Division, is an improper or inconvenient venue. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute but one and the same instrument. This Agreement has been jointly drafted by the respective representatives of the parties and no party shall be considered as being responsible for such drafting for the purpose of applying any rule constituting ambiguities against the drafter or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

INTERSEARCH GROUP, INC., a Florida corporation

By:	/s/ Frank J. McPartland
Frank J. McPartland
Vice Chairman of the Board

EMPLOYEE:

/s/ Gary W. Bogatay, Jr.
Gary W. Bogatay, Jr.

Address of Employee: